Exhibit 23.3
Consent of GlobalData PLC
ThredUp Inc.
969 Broadway
Suite 200
Oakland, CA 94607
July 21, 2021
Ladies and Gentlemen:
We hereby consent to the references to our name, and to the use of information, data and statements from our surveys prepared by us and provided to ThredUp Inc. (the “ Company”), including our surveys of consumers over 18 in the United States, dated January 2019, January 2020 and April 2021; our fashion retailer survey of 50 United States fashion (apparel, accessories, footwear) retailers about their circular fashion goals, dated January 2020; and our market sizing survey, dated April 2021, and the extension thereto, dated July 2021, and extracts of any other information, data and statements prepared by us and provided to the Company in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the public offering of the Company filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments to the Registration Statement, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. In granting such consent, we represent that, to our knowledge, the statements made in such research report are accurate statements of GlobalData plc’s research results and independent estimates and opinion as of the date delivered to the Company, and fairly present the matters referred to therein.
We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

GLOBALDATA PLC

By:	/s/ Neil Saunders
Name:	Neil Saunders
Title:	Managing Director